Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
724.514.1968
Kris King (Investors)
724.514.1813

Mylan Announces New, Expanded Management Structure

to be Effective Jan. 1, 2012

Robert J. Coury to Transition to Role of Executive Chairman

Heather Bresch Promoted to Chief Executive Officer

Rajiv Malik Promoted to President; Hal Korman to Chief Operating Officer; Tony Mauro to President, North America

PITTSBURGH–Oct. 26, 2011–Mylan Inc. (Nasdaq: MYL) today announced that its board of directors has approved the transition of Chairman and Chief Executive Officer Robert J. Coury into the role of executive chairman of the board, effective as of Jan. 1, 2012. At that time, Mylan President Heather Bresch will become chief executive officer, reporting directly to the board of directors, and Chief Operating Officer Rajiv Malik will be promoted to the role of president.

Rodney L. Piatt, vice chairman of Mylan’s board of directors, commented: “The entire board is extremely grateful to Robert for his outstanding leadership and significant contributions to Mylan’s success over the past decade and appreciative of the thoughtful and strategic succession planning process that has culminated in today’s announcement. As chairman and CEO, Robert achieved all that was asked of him by the board and more by implementing an ambitious strategy for growth and global expansion that transformed the company from a leader in the U.S. market to the third largest generic and specialty pharmaceutical company in the world. We look forward to Robert’s active, ongoing leadership and strategic direction of Mylan in his role as executive chairman.”

Coury stated: “It has been my honor and privilege to lead Mylan as CEO for nearly 10 years. During this time, I have had the opportunity to cultivate and manage what I believe is the best leadership team in our industry, as evidenced by the internal promotions announced today. These leadership changes reflect our long-standing commitment to broadening and strengthening our management bench and put in place an enhanced management structure that we believe best suits the company we are today and the company we expect to be in the future. I have never been more confident than I am today in Mylan’s current position and future potential.”

Coury continued: “Heather has worked by my side to build the powerful and innovative global platform we have today, and given her impressive track record and vision for the future, I am confident that her transition to the role of CEO will be a seamless one. In her almost 20 years at Mylan, Heather has immersed herself in every key area of our business and distinguished herself as a leader within the generics industry. She has unmatched knowledge of Mylan and the industry, and she has demonstrated extraordinary passion, dedication and leadership in executing our strategic goals.”

“Rajiv joined Mylan as a result of our acquisition of Matrix four years ago, and with his strong leadership, operational prowess, technical expertise and ability to execute effectively, has served as a vital member of Mylan’s executive leadership team. He has played an instrumental role on many key business initiatives, particularly on the integration and business development fronts, where he has helped identify and execute many strategic priorities to ensure the future success of our business. The entire board and I have the utmost confidence in Heather and Rajiv in their new roles,” Coury said.

Bresch commented: “I am fortunate to have served at Mylan for the last two decades and am immensely proud of the company Mylan is today. I also have never been more excited about our future. When I started my career at Mylan in 1992, I could not have imagined the opportunities that awaited me within our company and within this exciting, dynamic industry. At that time, Mylan had only 700 employees and approximately $100 million in sales, almost entirely in the U.S. Today, Mylan has a global workforce of more than 18,000 people and is forecasted to generate more than $6 billion in sales this year. I am extremely honored to become Mylan’s next CEO and look forward to continuing to work alongside Robert, the board and all of our talented leaders around the world to maximize the many opportunities that lie ahead for our company.”

In addition to the promotions of Bresch and Malik, Harry (Hal) Korman, currently president, North America, will be promoted to COO and Tony Mauro will be promoted to president, North America. Mauro also will retain his current role as president of Mylan Pharmaceuticals. These appointments also are effective as of Jan. 1, 2012.

Coury commented: “Hal, throughout the course of his 23 years with Mylan and in his leadership of our business in North America, has demonstrated a track record of delivering outstanding results and adapting to ever-evolving business conditions. Hal’s strong commercial experience, customer insights and business acumen will provide tremendous added value to our global senior management team in his new role as chief operating officer.”

“In his leadership of Mylan Pharmaceuticals, our U.S. business, Tony also has a proven track record of strong results. Further, Tony has demonstrated deep knowledge of the generics industry, strong business instincts, and an ability to act quickly in response to new opportunities. I believe our entire North American operation will benefit from the great leadership and passion for excellence Tony has shown in his 15 years at Mylan,” concluded Coury.

Coury, Bresch, Malik, Korman and Mauro have agreed to new, three-year contracts in conjunction with these leadership changes.

Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 150 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information about Mylan, please visit www.Mylan.com. For more information about generic drugs, please visit www.ChoosingGenerics.com.

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